Exhibit 21.1

SUBSIDIARIES OF THE REGISTRANT

Citizens and Farmers Bank, incorporated in Virginia

C&F Mortgage Corporation, incorporated in Virginia

Certified Appraisals LLC, organized in Virginia

C&F Select LLC, organized in Virginia

C&F Finance Company, incorporated in Virginia

C&F Wealth Management Corporation, incorporated in Virginia

C&F Insurance Services, Inc., incorporated in Virginia

CVB Title Services, Inc., incorporated in Virginia

C&F Financial Statutory Trust I, organized in Delaware

C&F Financial Statutory Trust II, organized in Delaware

Central Virginia Bankshares Statutory Trust I, organized in Delaware